Exhibit 99.1

NEWS

For immediate release

Contact:             Richard J. Poulton

Vice President, Chief Financial Officer

(630) 227-2075

E-mail address: rpoulton@aarcorp.com

Web address: www.aarcorp.com

AAR REPORTS FISCAL THIRD QUARTER RESULTS

•                  Fiscal year 2010 third quarter sales of $309.6 million

•                  $0.26 diluted earnings per share which includes a $0.10 per share unfavorable impact from customer bankruptcy

•                  Third quarter cash flow from operations of $36.5 million

WOOD DALE, ILLINOIS (March 16, 2010) — AAR (NYSE: AIR) today reported sales of $309.6 million and net income attributable to AAR of $9.9 million or $0.26 per diluted share for the fiscal year 2010 third quarter ending February 28, 2010.  These results were unfavorably impacted by $0.10 per diluted share as a result of a customer bankruptcy.  For the third quarter of last fiscal year, the Company reported sales of $338.8 million and net income attributable to AAR of $17.2 million or $0.43 per diluted share.  Sales to defense and government customers were down 1% year-over-year, and represented 48% of total sales while sales to commercial customers declined 15%.

“During the third quarter the Company generated strong cash flow, continued to win new business and executed well on recently awarded contracts, all against the backdrop of a difficult operating environment.  The uptick in sales to commercial customers has been slow to materialize although we began to see a gradual increase in demand from these customers in late February that has continued.” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “As the commercial markets recover, we will benefit from our industry leading supply chain and MRO positions.  Additionally, our strong financial position will enable us to pursue opportunities across our markets.”

Following are the highlights for each segment:

Aviation Supply Chain - Sales declined 14% to $122.6 million for the third quarter and gross profit was $23.9 million, resulting in a gross profit margin of 19.5% compared to 25.4% in last year’s third quarter.  Sales and margins were lower as demand for parts support remained below year ago levels.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

In February 2010, the Company started fulfilling the supply chain services and logistics support contract for the USAF’s KC-10 fleet.  This business win was announced during the second quarter and is the largest contract award in the Company’s history, valued at approximately $600 million over nine years.  This program will become fully operational during the Company’s fiscal fourth quarter.

Maintenance, Repair, and Overhaul - Sales declined 9% to $70.1 million for the third quarter and gross profit was $8.6 million, resulting in a gross profit margin of 12.3% compared to 14.1% last year. During the third quarter, the Company began heavy maintenance work on new and expanded awards for Hawaiian Airlines, Allegiant Air, and Alaska Airlines and landing gear overhaul for an unannounced major U.S. carrier.  The impact of capturing this new business was reduced by lower sales to existing customers due to reduced maintenance requirements across the industry caused by fleet reductions and lower discretionary maintenance spending.  The Company also began work on an engineering services contract for a different unannounced major U.S. carrier which is expected to be fully operational in the first half of fiscal year 2011.

Structures and Systems - Sales declined 3% to $116.9 million for the third quarter and gross profit was $26.4 million.  Gross profit margin improved to 22.6% compared to 14.8% last year driven by favorable product mix and cost reduction and process improvement initiatives.  Sales were favorably impacted by increased demand for the Company’s specialized mobility products but were offset by lower sales of cargo systems and composite structure products.

During the third quarter, the Company signed an agreement with Bombardier to design and manufacture composite flap track fairings for the newly launched C-Series family of commercial aircraft. The work will be performed by AAR Composites in the Sacramento facility.  The contract could be worth more than $90 million over the life of the program.

During the third quarter, the Company generated $36.5 million of cash flow from operations and ended the period with $117.5 million of cash and cash equivalents on hand.  For the nine-month period ended February 28, 2010, the Company generated $94.6 million of cash flow from operations.  During the third quarter, the Company paid off the $20 million remaining balance on its revolving credit agreement and at February 28, 2010, cash on hand and borrowing capacity under the Company’s credit agreements totaled $355 million.  Since May 31, 2009, the Company has reduced its outstanding debt obligations by $75 million, bringing the Company’s net debt to total capitalization ratio to 22.2%.

Selling, general and administrative expenses were $36.0 million, 2% lower than the prior year, and included $1.5 million of costs associated with AAR Global Solutions, which was launched in

June 2009.  Net interest expense decreased $0.9 million year-over-year primarily as a result of the decline in debt outstanding.

The $0.10 diluted earnings per share unfavorable impact as a result of Mesa Air Group, Inc.’s (Mesa) Chapter 11 filing principally reflects the Company’s loss on pre-petition trade accounts receivables and the reduction in the carrying value of other contract related assets.  For the third quarter, total sales to Mesa declined $6.1 million, with a $3.4 million decline in the Aviation Supply Chain segment and a $2.7 million decline in the Maintenance, Repair and Overhaul segment when compared to the prior year.

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through its operating segments:  Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on March 17, 2010. The conference call can be accessed by calling 866-219-5269 from inside the U.S. or 703-639-1121 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1439224) from 10:30 a.m. CDT on March 17, 2010 until 11:59 p.m. CDT on March 24, 2010.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009

Sales	$309,607	$338,792	$979,814	$1,052,268
Cost and expenses:
Cost of sales	250,682	274,167	803,006	850,663
Cost of sales — impairment charges	—	—	—	21,033
Selling, general and administrative	35,972	36,579	110,455	111,582

Earnings from aircraft joint ventures	56	1,401	150	7,213

Operating income	23,009	29,447	66,503	76,203

Gain on extinguishment of debt	—	889	913	11,392

Interest expense	6,524	7,543	19,544	24,110
Interest income	146	308	752	1,170
Loss on investment	1,876	—	1,876	—

Income from continuing operations before income taxes	14,755	23,101	46,748	64,655

Income tax expense	4,970	5,887	14,612	20,110

Income from continuing operations	9,785	17,214	32,136	44,545

Discontinued operations, net of tax	—	—	—	(1,949)
Net income attributable to AAR and noncontrolling interest	9,785	17,214	32,136	42,596

Loss attributable to noncontrolling interest	127	—	1,292	—

Net income attributable to AAR	$9,912	$17,214	$33,428	$42,596

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.26	$0.45	$0.88	$1.17
Loss from discontinued operations	—	—	—	(0.05)
Earnings per share — Basic	$0.26	$0.45	$0.88	$1.12

Earnings per share — Diluted:
Earnings from continuing operations	$0.26	$0.43	$0.87	$1.14
Loss from discontinued operations	—	—	—	(0.05)
Earnings per share — Diluted	$0.26	$0.43	$0.87	$1.09

Share Data:

Average shares outstanding — Basic	38,217	38,043	38,154	38,067
Average shares outstanding — Diluted	43,108	42,570	42,921	42,830

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	February 28, 2010	May 31, 2009
	(Unaudited)
Cash and cash equivalents	$117,526	$112,505
Current assets	802,915	851,312
Current liabilities (excluding debt accounts)	173,155	190,818
Net property, plant and equipment	129,560	125,048
Total assets	1,324,752	1,375,905
Total recourse debt	301,762	353,028
Total non-recourse obligations	26,316	38,781
Stockholders’ equity	737,575	696,734
Book value per share	$18.87	$17.92
Shares outstanding	39,025	38,884

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009
Aviation Supply Chain	$122,579	$141,808	$398,135	$450,056
Maintenance, Repair & Overhaul	70,085	76,951	220,202	250,698
Structures and Systems	116,943	120,033	361,477	351,514
	$309,607	$338,792	$979,814	$1,052,268

Gross Profit By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009
Aviation Supply Chain	$23,947	$36,021	$75,834	$89,402
Maintenance, Repair & Overhaul	8,589	10,856	27,943	37,112
Structures and Systems	26,389	17,748	73,031	54,058
	$58,925	$64,625	$176,808	$180,572

Diluted Earnings Per Share Calculation

(In thousands except per share data - unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009

Net income attributable to AAR	$9,912	$17,214	$33,428	$42,596
Add: After-tax interest on convertible debt	1,328	1,301	3,924	4,107
Net income for diluted EPS calculation	$11,240	$18,515	$37,352	$46,703

Diluted shares outstanding	43,108	42,570	42,921	42,830

Diluted earnings per share	$0.26	$0.43	$0.87	$1.09

Adoption of New Accounting Standards:

Effective June 1, 2009, we adopted a new accounting standard that requires companies that have issued convertible debt that may be settled wholly or partly in cash when converted, to account for the debt and equity components separately.  The value assigned to the bond liability is the estimated value of a similar bond without the conversion feature as of the issuance date.  The difference between the proceeds received for the convertible debt and the amount reflected as a bond liability is recorded as Capital Surplus, net of tax.  The bifurcation of the debt and equity components results in a discounted carrying value of the debt component compared to the principal amount.  The discount is accreted to the carrying value of the debt component through interest expense over the expected life of the debt using the effective interest method.  The standard requires retrospective application and impacts the accounting for our 1.625% and 2.25% convertible notes issued in February 2008 and our 1.75% convertible notes issued in February 2006.

The following table sets forth the impact of retrospective application of the new standard on certain previously reported items for the three-month period ended February 28, 2009.

	Previously Reported	FSP APB 14-1 Impact	As Adjusted
Gain on extinguishment of debt	$2,109	$(1,220)	$889
Interest expense	4,439	3,104	7,543
Income tax expense	7,401	(1,514)	5,887
Income from continuing operations	20,024	(2,810)	17,214
Net income attributable to AAR	20,024	(2,810)	17,214

Earnings per share — basic
Continuing operations	$0.53	$(0.08)	$0.45
Discontinued operations	—	—	—
	$0.53	$(0.08)	$0.45
Earnings per share — diluted
Continuing operations	$0.48	$(0.05)	$0.43
Discontinued operations	—	—	—
	$0.48	$(0.05)	$0.43